Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended March 31, 2017

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May 1, 2017

Table of Contents

Overview
Company Profile	3

Financial Statements
Combined Consolidated Balance Sheets	4
Combined Consolidated Statements of Operations and Comprehensive Income (Loss)	5
Summary of Financial Data	6
Reconciliations of Return on Invested Capital (ROIC)	8
Implied Enterprise Value and Weighted Average Shares	9

Operating Portfolio
Data Center Properties	10
Redevelopment Costs Summary	11
Redevelopment Summary	12
NOI by Facility and Capital Expenditure Summary	13
Leasing Statistics – Signed Leases	14
Leasing Statistics – Renewed Leases and Rental Churn	16
Leasing Statistics – Commenced Leases	17
Lease Expirations	18
Largest Customers	19
Industry Segmentation	20
Product Diversification	21

Capital Structure
Debt Summary and Debt Maturities	22
Interest Summary	23

Appendix	24

1 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Company Profile

QTS®

World class data center infrastructure + Hybrid managed cloud solutions

SANTA CLARA
SACRAMENTO
SAN JOSE
PHOENIX
CHICAGO
OVERLAND PARK
TORONTO
IRVING
FORT WORTH
ATLANTA
SUWANEE
MIAMI
SECAUCUS
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
HARRISONBURG
RICHMOND
North America
AMSTERDAM
LONDON
Europe
HONG KONG
China
Global Footprint
OWNED MEGA DATA CENTERS
OWNED
LEASED

INTEGRATED CONTROL FRAMEWORK WITH

1000+

COMPLIANCE REQUIREMENTS

THE QTS DIFFERENCE

- FULLY-INTEGRATED SERVICES PLATFORM
- WORLD-CLASS INFRASTRUCTURE & MEGA DATA CENTERS
- INDUSTRY-LEADING SECURITY & COMPLIANCE
- UNIVERSAL CONNECTIVITY
- EMPOWERED PEOPLE & EXPERTISE

1,100+

CUSTOMERS FROM DIVERSE INDUSTRIES

APPROXIMATELY **60%** Annualized rent from customers that use more than one QTS product

INTEGRATED PLATFORM & SERVICE PLATFORM PROVIDES FLEXIBILITY AND SCALABILITY

- CUSTOM DATA CENTER
- CRITICAL FACILITIES MANAGEMENT
- COLOCATION
- CLOUD SERVICES
- MANAGED SERVICES
- CONNECTIVITY

POWER

OVER **650** MEGAWATTS of GROSS UTILITY POWER

BEST PRACTICES IN PURSUIT OF LEED CERTIFICATION

SPACE

5.7M GROSS SQUARE FEET

2.5M SQ FT OF RAISED FLOOR BOD NRSF

INTERCONNECTIVITY

6 CORE NETWORK PRODUCTS

OVER 10,000 CROSS CONNECTS

EASY ACCESS TO **OVER 500** SERVICE PROVIDERS

POWERED BY PEOPLE

Your 24x7x365 Power Supply

750+

QTS EXPERTS

On call and on the job nationwide.

100% UPTIME

OUR TIMELINE

- **2003** — Company purchases **first data center** in Overland Park, KS
- **2005** — Formally established with **acquisition of Mega Data Center Atlanta-Suwanee**
- **2006-2008** — Acquired four facilities: **Atlanta-Metro, Jersey City, Santa Clara and Miami**
- **2009** — General Atlantic, LLC invests in QTS; **REIT-compliant operations begin**
- **2010** — Richmond facility acquired; **QTS Cloud product** introduced commercially
- **2010-2012** — Executed on growth strategy by **leveraging platform and continued redevelopment** of existing facilities
- **2012-2013** — Acquisition of **Sacramento and Irving** facilities
- **2013** — **Release IPO filing** General Atlantic, LLC increases investment at IPO
- **2014** — Establishes **strategic partnership with Atos via Princeton acquistion**; QTS enters top Tier 1 market with **Chicago acquisiton**
- **2015** — QTS enhances **Integrated Product & Service Platform** with Carpathia acquisition
- **2016** — Acquisition of **third NY/NJ** data center in Piscataway, NJ
- **2016** — Acquisition of **second Texas** data center in Fort Worth, TX

Data provided as of March 31, 2017.

3 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Real Estate Assets
Land	$74,130	$74,130
Buildings, improvements and equipment	1,585,183	1,524,767
Less: Accumulated depreciation	(340,830)	(317,834)
	1,318,483	1,281,063
Construction in progress	361,021	365,960
Real Estate Assets, net	1,679,504	1,647,023
Cash and cash equivalents	18,257	9,580
Rents and other receivables, net	42,310	41,540
Acquired intangibles, net	124,507	129,754
Deferred costs, net (1) (2)	38,210	38,507
Prepaid expenses	10,172	6,918
Goodwill	173,843	173,843
Other assets, net (3)	43,779	39,305
TOTAL ASSETS	$2,130,582	$2,086,470

LIABILITIES
Unsecured credit facility, net (2)	$702,105	$634,939
Senior notes, net of discount and debt issuance costs (2)	292,518	292,179
Capital lease, lease financing obligations and mortgage notes payable	37,365	38,708
Accounts payable and accrued liabilities	72,821	86,129
Dividends and distributions payable	21,382	19,634
Advance rents, security deposits and other liabilities	28,721	24,893
Deferred income taxes	13,604	15,185
Deferred income	23,784	21,993
TOTAL LIABILITIES	1,192,300	1,133,660

EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 48,058,024 and 47,831,250 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	481	478
Additional paid-in capital	933,399	931,783
Accumulated dividends in excess of earnings	(111,653)	(97,793)
Total stockholders’ equity	822,227	834,468
Noncontrolling interests	116,055	118,342
TOTAL EQUITY	938,282	952,810
TOTAL LIABILITIES AND EQUITY	$2,130,582	$2,086,470

(1)

As of March 31, 2017 and December 31, 2016, deferred costs, net included $6.6 million and $7.0 million of net deferred financing costs related to the revolving portion of the Company’s unsecured credit facility, respectively, and $31.7 million and $31.5 million of deferred leasing costs net of amortization, respectively.

(2)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $9.7 million and $10.1 million at March 31, 2017 and December 31, 2016, respectively, have been netted against the related debt liability line items for both periods presented.

(3)

As of March 31, 2017 and December 31, 2016, other assets, net included $35.3 million and $31.7 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

4 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations and Comprehensive Income

(unaudited and in thousands except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Revenues:
Rental	$79,117	$78,622	$68,426
Recoveries from customers	8,361	8,965	5,435
Cloud and managed services	16,965	16,340	18,890
Other (1)	1,521	1,516	2,017
Total revenues	105,964	105,443	94,768
Operating expenses:
Property operating costs	35,421	35,773	31,781
Real estate taxes and insurance	3,147	2,514	1,740
Depreciation and amortization	33,948	33,093	28,639
General and administrative (2)	22,197	21,450	20,286
Transaction and integration costs (3)	336	1,521	2,087
Total operating expenses	95,049	94,351	84,533

Operating income	10,915	11,092	10,235

Other income and expense:
Interest income	1	-	-
Interest expense	(6,869)	(6,125)	(5,981)
Other income/(expense), net (4)	-	(193)	-
Income before taxes	4,047	4,774	4,254
Tax benefit of taxable REIT subsidiaries (5)	1,521	707	2,605
Net income	5,568	5,481	6,859
Net income attributable to noncontrolling interests (6)	(691)	(675)	(970)
Net income attributable to QTS Realty Trust, Inc.	$4,877	$4,806	$5,889

Net income per share attributable to common shares:
Basic	$0.10	$0.10	$0.14
Diluted	0.10	0.10	0.14

Weighted average common shares outstanding:
Basic	47,908,709	47,853,304	41,292,445
Diluted	55,620,260	55,572,050	48,973,851

(1)

Other revenue - Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $1.5 million, $1.5 million and $1.9 million for the three months ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

(2)

General and administrative expenses - Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 20.9%,  20.3%, and 21.4% of total revenues for the three month periods ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

(3)

Transaction and integration costs - For the three month periods ended March 31, 2017,  December 31, 2016, and March 31, 2016, the Company recognized $0.1 million, $0.4 million and less than $0.1 million, respectively, in transaction costs related to the examination of actual and potential acquisitions. The Company also recognized $0.3 million, $1.1 million and $2.1 million in integration costs for the three month periods ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively, with integration costs for the three months ended December 31, 2016 including an offset of approximately $1.0 million related to the reimbursement of certain escrow funds. Integration costs include various costs to integrate QTS and acquired businesses (including consulting fees, costs to consolidate office space and costs which were previously duplicated) as well as accelerated depreciation of certain software following acquisition.

(4)	Other expense, net - Primarily includes write offs of unamortized deferred financing costs associated with the early extinguishment and/or restructuring of certain debt instruments.
(5)

Tax benefit of taxable REIT subsidiaries - For the three months ended March 31, 2017,  December 31, 2016 and March 31, 2016, the Company recorded an approximate $1.5 million, $0.7 million and $2.6 million non-cash deferred tax benefit, respectively, related to recorded operating losses which include certain transaction and integration costs.

(6)

Noncontrolling interest - The noncontrolling ownership interest of QualityTech, LP was 12.4% and 14.1% as of March 31, 2017 and 2016, respectively, with the decrease primarily attributable to the equity issuance in April 2016.

5 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(in thousands, except operating portfolio statistics data and per share data)

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described in the Appendix.

	Three Months Ended
	March 31,	December 31,	March 31,
Summary of Results	2017	2016	2016
Total revenue	$105,964	$105,443	$94,768
Net income	$5,568	$5,481	$6,859
Fully diluted weighted average shares outstanding	55,620	55,572	48,974
Net income per basic share	$0.10	$0.10	$0.14
Net income per diluted share	$0.10	$0.10	$0.14

Other Data
FFO	$35,072	$34,184	$31,728
Operating FFO	$35,408	$35,373	$33,067
Operating FFO per share	$0.64	$0.64	$0.68
Recognized MRR in the period	$91,869	$90,975	$83,162
MRR (at period end)	$30,434	$30,890	$27,480
EBITDA	$44,863	$43,992	$38,874
Adjusted EBITDA	$48,281	$48,404	$43,011
NOI	$67,396	$67,157	$61,247
NOI as a % of revenue	63.6%	63.7%	64.6%
Adjusted EBITDA as a % of revenue	45.6%	45.9%	45.4%
General and administrative expenses as a % of revenue	20.9%	20.3%	21.4%
Annualized ROIC	13.8%	14.2%	15.6%

	March 31,		December 31,
Balance Sheet Data	2017		2016
Real estate at cost	$2,020,334		$1,964,857
Net investment in real estate	1,679,504		1,647,023
Total assets	2,130,582		2,086,470
Total debt, net of cash and cash equivalents	1,025,108	(1)	968,128	(1)
Debt to last quarter annualized Adjusted EBITDA	5.3x	(2)	5.0x	(2)
Debt to undepreciated real estate assets	50.7%	(2)	49.3%	(2)
Debt to Implied Enterprise Value	27.4%	(2)	30.5%	(2)

(1)

The Company has excluded the Senior Note discount and associated debt issuance costs from the Total Debt line item for both periods presented. As a result, the amounts referenced above represent the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.

(2)	Calculated using total debt, which excludes the Senior Note discount and associated debt issuance costs, less the amount of cash and cash equivalents on hand.

6 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

	March 31,		December 31,
Operating Portfolio Statistics	2017		2016
Built out square footage:
Raised floor	1,376,792		1,345,680
Leasable raised floor (1)	1,084,001		1,083,708
Leased raised floor	949,355		955,844

Total Raw Shell:
Total	5,662,087		5,662,087
Basis-of-design raised floor space (1)	2,492,795		2,496,106

Data center properties	25		25
Basis of design raised floor % developed	55.2%		53.9%
Data center % occupied	87.6%		88.2%

Data center raised floor % wholly-owned	87.9%	(2)	88.1%	(2)

(1)	See definition in Appendix.
(2)

Wholly owned data centers do not include those subject to capital lease obligations or the Santa Clara facility which is subject to a long-term ground lease. Had the Santa Clara facility been included as a wholly-owned facility, the wholly owned data center raised floor percentage would be 92.0% and 92.2% at March 31, 2017 and December 31, 2016, respectively.

7 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)

Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes ROIC is a helpful metric for users of the financial statements to gauge the Company's performance against the capital it has invested.

Return on Invested Capital (ROIC)	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
NOI (1)	$67,396	$67,157	$61,247
Annualized NOI	269,584	268,628	244,988
Average undepreciated real estate assets and other net fixed assets placed in service (2)	1,949,323	1,885,162	1,568,645
Annualized ROIC	13.8%	14.2%	15.6%

(1)

Includes facility level G&A allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.2 million, $5.3 million and $5.0 million for the three month periods ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

(2)	Calculated by using average quarterly balance of each account.

Calculation of Average Undepreciated Real Estate Assets and other Net Fixed Assets Placed in Service	As of
Undepreciated Real Estate Assets and other	March 31,	December 31,	March 31,
Net Fixed Assets Placed in Service	2017	2016	2016
Real Estate Assets, net	$1,679,504	$1,647,023	$1,384,180
Less: Construction in progress	(361,021)	(365,960)	(340,511)
Plus: Accumulated depreciation	340,831	317,834	255,344
Plus: Goodwill	173,843	173,843	171,679
Plus: Other fixed assets, net	16,622	16,189	13,185
Plus: Acquired intangibles, net (1)	96,703	100,053	90,070
Plus: Leasing Commissions, net	31,658	31,524	25,494
Total as of period end	$1,978,140	$1,920,506	$1,599,441

Average undepreciated real estate assets and other net fixed assets as of reporting period (2)	$1,949,323	$1,885,162	$1,568,645

(1)	Net of acquired intangible liabilities and deferred tax liabilities.
(2)	Calculated by using average quarterly balance of each account.

8 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and

Weighted Average Shares

Implied Enterprise Value as of March 31, 2017:
Total Shares Outstanding:
Class A Common Stock	47,925,024
Class B Common Stock	133,000
Total Shares Outstanding	48,058,024
Units of Limited Partnership (1)	7,318,576
Options to purchase Class A Common Stock (2)	367,035
Fully Diluted Total Shares and Units of Limited Partnership outstanding as of March 31, 2017	55,743,635
Share price as of March 31, 2017	$48.75
Market equity capitalization (in thousands)	$2,717,502
Debt (in thousands)	1,025,108	(3)
Implied Enterprise Value (in thousands)	$3,742,610

(1)	Includes 535,299 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of March 31, 2017.
(2)	Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis as of March 31, 2017.
(3)

Excludes the Senior Note discount and all debt issuance costs reflected as a reduction to liabilities at March 31, 2017 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand.

The following table presents the weighted average fully diluted shares for the three months ended March 31, 2017:

Three Months Ended
March 31, 2017
Weighted average shares outstanding - basic	47,908,709
Effect of Class A partnership units (1)	6,783,277
Effect of Class O units on an "as if" converted basis (1)	546,341
Effect of options to purchase Class A common stock on an "as if" converted basis (2)	381,933
Weighted average shares outstanding - diluted	55,620,260

(1)	The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The average share price for the three months ended March 31, 2017 was $49.84.

9 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Data Center Properties

The following table presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of March 31, 2017:

			Operating Net Rentable Square Feet (Operating NRSF) (3)
Property	Year Acquired (1)	Gross Square Feet (2)	Raised Floor (4)	Office & Other (5)	Supporting Infrastructure (6)	Total	% Occupied (7)	Annualized Rent (8)	Available Utility Power (MW) (9)	Basis of Design ("BOD") NRSF	Current Raised Floor as a % of BOD
Richmond, VA	2010	1,318,353	167,309	51,093	178,854	397,256	88.8%	$40,325,072	110	557,309	30.0%

Atlanta, GA (Metro)	2006	968,695	452,986	36,953	331,426	821,365	95.8%	$94,810,202	72	527,186	85.9%

Irving, TX	2013	698,000	134,360	6,981	119,483	260,824	96.8%	$31,325,631	140	275,701	48.7%

Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	$9,867,695	22	158,157	36.8%

Chicago, IL	2014	467,124	28,000	-	30,452	58,452	71.2%	$1,557,450	8	208,000	13.5%

Suwanee, GA	2005	369,822	205,608	8,697	107,128	321,433	84.9%	$59,511,928	36	205,608	100.0%

Piscataway, NJ	2016	360,000	88,820	14,311	91,851	194,982	83.2%	$13,049,868	111	176,000	50.5%

Fort Worth, TX	2016	261,836	600	-	1,100	1,700	100.0%	$216,600	50	80,000	0.8%

Santa Clara, CA*	2007	135,322	55,905	944	45,094	101,943	74.3%	$23,338,926	11	80,940	69.1%

Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	43.5%	$11,449,802	8	54,595	100.0%

Leased facilities **	2006 & 2015	288,926	108,072	19,626	74,893	202,591	53.1%	$73,977,594	27	146,919	73.6%

Other ***	Misc	147,435	22,380	49,337	30,074	101,791	65.1%	$5,780,257	5	22,380	100.0%

Total		5,662,087	1,376,792	192,965	1,145,676	2,715,432	87.6%	$365,211,023	600	2,492,795	55.2%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(2)	With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 347,261 square feet of QTS office and support space, which is not included in operating NRSF.

(3)	Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

(4)	Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.

(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)	Calculated as data center raised floor that is subject to a signed lease for which space is occupied (949,355 feet as of March 31, 2017), divided by leasable raised floor based on the current configuration of the properties (1,084,001 square feet as of March 31, 2017), expressed as a percentage.

(8)	The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, which includes revenue from the Company’s C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of March 31, 2017.

*      Subject to long-term ground lease.

**    Includes 13 facilities.  All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased facilities” line item.

***Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other” line item.

10 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Redevelopment Costs Summary

(in millions, except NRSF data)

During the first quarter of 2017, the Company brought online approximately 5 megawatts of gross power and approximately 31,000 NRSF of raised floor and customer specific capital at its Chicago, Irving and certain leased facilities at an aggregate cost of approximately $48 million. The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2017 (in millions).

	Under Construction Costs (1)
Property	Actual (2)	Estimated Cost to Completion (3)	Total	Expected Completion date
Atlanta-Metro	$18	$20	$38	Q3 & Q4 2017
Irving	90	13	103	Q3 & Q4 2017
Chicago	15	26	41	Q4 2017
Piscataway	6	3	9	Q3 2017
Fort Worth	15	8	23	Q2 & Q4 2017
Santa Clara	5	1	6	Q3 2017
Leased facilities	3	1	4	Q4 2017
Totals	$152	$72	$224

(1)

In addition to projects currently under construction, the Company’s near-term redevelopment projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future redevelopment projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.

(2)

Represents actual costs under construction through March 31, 2017. In addition to the $152 million of construction costs incurred through March 31, 2017 for redevelopment expected to be completed by December 31, 2017, as of March 31, 2017, the Company had incurred $209 million of additional costs (including acquisition costs and other capitalized costs) for other redevelopment projects that are expected to be completed after December 31, 2017.

(3)

Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

11 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Redevelopment Summary

(in millions, except NRSF data)

The following redevelopment table presents an overview of the Company’s redevelopment pipeline, based on information as of March 31, 2017. This table shows the Company’s ability to increase its raised floor of 1,376,792 square feet as of March 31, 2017 by approximately 1.8 times to 2.5 million square feet.

	Raised Floor NRSF
	Overview as of March 31, 2017
Property	Current NRSF in Service	Under Construction (1)	Future Available (2)	Basis of Design NRSF	Approximate Adjacent Acreage of Land (3)
Richmond	167,309	-	390,000	557,309	111.1
Atlanta-Metro	452,986	30,000	44,200	527,186	6.0
Irving	134,360	51,359	89,982	275,701	29.4
Princeton	58,157	-	100,000	158,157	65.0
Chicago	28,000	14,000	166,000	208,000	23.0
Atlanta-Suwanee	205,608	-	-	205,608	15.4
Piscataway	88,820	10,000	77,180	176,000	-
Fort Worth	600	16,000	63,400	80,000	26.5
Santa Clara	55,905	4,000	21,035	80,940	-
Sacramento	54,595	-	-	54,595	-
Leased facilities (4)	108,072	6,000	32,847	146,919	-
Other (5)	22,380	-	-	22,380	-
Totals as of March 31, 2017	1,376,792	131,359	984,644	2,492,795	276.4

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2017.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2017.
(3)

The total cost basis of adjacent land, which is land available for the future development, is approximately $25 million. This is included in land on the Combined Consolidated Balance Sheets. The Basis of Design NRSF does not include any build-out on the adjacent land.

(4)

Includes 13 facilities.  All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased facilities” line item.

(5)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other” line item.

12 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates net operating income, or NOI, as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. The breakdown of NOI by facility is shown below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,511	$20,187	$19,972
Atlanta-Suwanee data center	11,958	11,937	11,500
Leased data centers (1)	9,010	10,381	11,809
Richmond data center	8,230	8,324	6,602
Irving data center	6,440	4,952	2,624
Santa Clara data center	3,279	3,325	3,764
Piscataway data center	2,403	2,871	-
Princeton data center	2,399	2,364	2,356
Sacramento data center	1,837	1,892	1,922
Chicago data center	647	324	-
Fort Worth data center	106	3	-
Other facilities (2)	576	597	698
NOI (3)	$67,396	$67,157	$61,247

(1)

Includes 13 facilities. All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased data centers” line item.

(2)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other facilities” line item.
(3)

Includes facility level G&A allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.2 million, $5.3 million and $5.0 million for the three month periods ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

Our cash paid for capital expenditures is summarized as follows:

	Capital Expenditures (1)
	Three Months Ended March 31,
	2017	2016
Redevelopment	$46,618	$61,294
Maintenance capital expenditures	796	335
Other capital expenditures (2)	18,705	16,424
Total capital expenditures	$66,119	$78,053

(1)

During the quarter ended December 31, 2016 the Company transitioned presentation of capital expenditures to a cash basis. Previously, capital expenditure disclosures reflected an incurred basis. The prior year comparative period has been conformed to cash basis presentation as well.

(2)

Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

13 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended leasing rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased – C1 Custom Data Center, C2 Colocation (Cabinet, Cage and Suite), and C3 Cloud and Managed Services categories all vary on a rate per square foot basis. The amounts below include renewals when there was a change in square footage rented, and renewals where C3 dedicated server cloud customers had shifts in their MRR related to their use of fully depreciated equipment. The amounts below exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 16 for such renewals).

During the first quarter of 2017, the Company signed 411 new and modified leases aggregating to $15.0 million of annualized rent which includes new leased revenue plus revenue from modified renewals. Removing non-incremental annualized modified renewal MRR and deducting downgrades during the period results in $4.3 million in incremental annualized rent for the quarter ended March 31, 2017.  Net leasing activity during the first quarter of 2017 was lower than the prior four quarter average due to limited C1 leasing, which will often vary from quarter to quarter as well as reduced C2 leasing, which was partially offset by strong C3 leasing. The Company continues to see significant amounts of ongoing C1 and C2 activity and expects subsequent quarters will result in strong incremental leasing activity. From the end of the first quarter, QTS already has visibility on incremental leasing volume that is tracking at a level comparable to the entirety of the first quarter of 2017. The first quarter sales pricing of $849 per square foot was 39% higher than the prior four quarter average of $609 per square foot, primarily driven by a larger mix of C2/C3 signed leases relative to C1 signed leases, and higher pricing of C2/C3 signed leases attributable to strong C3 growth driving a larger mix of C3 deals signed during the quarter.

Annualized Rent of New and Modified Leases represents total MRR associated with all new and modified leases for the respective periods for purposes of computing annualized rent rates per square foot during the period. Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution.

	Period	Number of Leases	Total Leased sq ft	Annualized Rent per Leased sq ft	Annualized Rent of New and Modified Leases	Incremental Annualized Rent, Net of Downgrades

New/modified leases signed - Total	Q1 2017	411	17,631	$849	$14,962,595	$4,333,697
	P4QA*	411	40,221	609	24,493,404	11,996,257
	Q4 2016	415	31,762	715	22,705,378	11,605,699
	Q3 2016	451	40,607	714	28,977,588	14,502,971
	Q2 2016	410	41,251	625	25,787,118	13,310,055
	Q1 2016	367	47,262	434	20,503,532	8,566,303

New/modified leases signed - C1	Q1 2017	30	10,000	$155	$1,551,888
	P4QA*	26	28,434	301	8,553,213
	Q4 2016	25	23,088	329	7,585,764
	Q3 2016	38	23,671	416	9,836,040
	Q2 2016	23	28,018	265	7,429,308
	Q1 2016	16	38,960	240	9,361,740

New/modified leases signed - C2/C3	Q1 2017	381	7,631	$1,757	$13,410,707
	P4QA*	385	11,786	1,352	15,940,191
	Q4 2016	390	8,674	1,743	15,119,614
	Q3 2016	413	16,936	1,130	19,141,548
	Q2 2016	387	13,233	1,387	18,357,810
	Q1 2016	351	8,302	1,342	11,141,792

*	Average of prior 4 quarters

NOTE: Figures above do not include cost recoveries. In general, C1 customers reimburse the Company for certain operating costs whereas C2/C3 customers are on a gross lease basis. As a result, pricing and resulting per square foot rates for C2/C3 customers includes the recovery of such operating costs.

14 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

The following table outlines the booked-not-billed (“BNB”) balance as of March 31, 2017 and how that will affect revenue in 2017 and subsequent years:

Booked-not-billed ("BNB")	2017	2018	Thereafter	Total
MRR	$2,325,781	$394,857	$767,621	$3,488,259
Incremental revenue (1)	15,338,575	2,944,084	9,211,459
Annualized revenue (2)	27,909,369	4,738,281	9,211,459	41,859,109

(1)	Incremental revenue represents the expected amount of recognized MRR in the period based on when the booked-not-billed leases commence throughout the period.
(2)

Annualized revenue represents the booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR might have been recognized if the booked-not-billed leases commencing in the period were in place for an entire year.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of March 31, 2017 to be approximately $7 million. This estimate generally includes C1 customers with newly contracted space of more than 3,300 square feet. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

15 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased – C1 Custom Data Center, C2 Colocation, and C3 Cloud and Managed Services categories all vary on a rate per square foot basis.

Consistent with the Company’s 3C strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates.

The overall blended rate for renewals signed in the first quarter of 2017 was 2.6% higher than the rates for those customers immediately prior to renewal. The Company expects renewal rates will generally increase in the low to mid-single digits.

Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 3.3% for the first quarter of 2017, the majority of which was the result of a single customer termination in one of the Company’s leased facilities in Northern Virginia which was disclosed in prior quarters.  Excluding the customer termination, rental churn for the first quarter of 2017 would be 0.7%.

	Period	Number of renewed leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent	Rent Change (1)

Renewed Leases - Total	Q1 2017	77	11,808	$661	$7,802,039	2.6%
	P4QA*	80	19,536	623	12,164,073	0.6%
	Q4 2016	84	42,849	348	14,919,636	4.7%
	Q3 2016	94	8,871	1,204	10,681,272	0.8%
	Q2 2016	82	9,719	739	7,183,415	2.0%
	Q1 2016	59	16,705	950	15,871,969	-3.7%	**

Renewed Leases - C1	Q1 2017	1	6,007	$179	$1,073,888	0.6%
	P4QA*	1	8,828	223	1,970,751	4.1%
	Q4 2016	5	35,311	223	7,883,004	4.1%
	Q3 2016	-	-	-	-	0.0%
	Q2 2016	-	-	-	-	0.0%
	Q1 2016	-	-	-	-	0.0%

Renewed Leases - C2/C3	Q1 2017	76	5,801	$1,160	$6,728,151	3.0%
	P4QA*	79	10,708	952	10,193,322	-0.1%
	Q4 2016	79	7,538	933	7,036,632	5.4%
	Q3 2016	94	8,871	1,204	10,681,272	0.8%
	Q2 2016	82	9,719	739	7,183,415	2.0%
	Q1 2016	59	16,705	950	15,871,969	-3.7%	**

*	Average of prior 4 quarters

**The decline in the renewal rate of 3.7% was due to changes in product mix by two customers that renewed. If the renewals related to those customers were excluded from the renewal base, rates would have been consistent with pre-renewal rates.

(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.

16 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Leasing Statistics – Commenced Leases

The mix of leasing activity across C1, C2 and C3 has significant impact on quarterly rates, both within major product segments and for overall blended commencement rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased. C1 Custom Data Center, C2 Colocation, and C3 Cloud and Managed Services categories all vary on a rate per square foot basis.

During the first quarter of 2017, the Company commenced customer leases (which includes both new customers and existing customers that renewed their lease terms) representing approximately $24.7 million of annualized rent at $418 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $32.3 million of annualized rent at $601 per square foot. Average pricing on commenced leases during the first quarter of 2017 decreased compared to the prior four quarter average primarily due to a larger mix of C1 commencements which tend to have a lower rate per square foot in comparison to C2/C3 deals. C1 pricing and C2/C3 pricing were each in line with their respective prior four quarter averages.

	Period	Number of leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent

Leases commenced - Total	Q1 2017	448	59,253	$418	$24,743,966
	P4QA*	423	53,662	601	32,252,512
	Q4 2016	467	71,399	464	33,118,296
	Q3 2016	404	39,889	746	29,775,672
	Q2 2016	409	53,503	513	27,449,191
	Q1 2016	411	49,858	776	38,666,890

Leases commenced - C1	Q1 2017	36	47,531	$203	$9,642,316
	P4QA*	21	34,101	223	7,603,117
	Q4 2016	20	52,247	191	9,997,212
	Q3 2016	20	27,800	268	7,453,500
	Q2 2016	21	38,818	232	9,020,640
	Q1 2016	21	17,540	225	3,941,117

Leases commenced - C2/C3	Q1 2017	412	11,722	$1,288	$15,101,650
	P4QA*	402	19,561	1,260	24,649,395
	Q4 2016	447	19,152	1,207	23,121,084
	Q3 2016	384	12,089	1,846	22,322,172
	Q2 2016	388	14,685	1,255	18,428,551
	Q1 2016	390	32,318	1,075	34,725,773

*	Average of prior 4 quarters

17 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Lease Expirations

C1 leases are typically 5-10 years with the majority of C1 lease expirations occurring in 2018 and beyond. C2/C3 leases are typically 3 years in duration, with the majority of C2/C3 lease expirations occurring in 2017 and 2018. The following table sets forth a summary schedule of the lease expirations as of March 31, 2017 at the properties in the Company’s portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised:

Year of Lease Expiration	Number of Leases Expiring (1)	Total Raised Floor of Expiring Leases	% of Portfolio Leased Raised Floor	Annualized Rent (2)	% of Portfolio Annualized Rent	C1 as % of Portfolio Annualized Rent	C2 as % of Portfolio Annualized Rent	C3 as % of Portfolio Annualized Rent
Month-to-Month (3)	366	10,023	1%	$19,609,289	5%	0%	3%	2%
2017	1,403	98,010	10%	84,252,031	23%	4%	12%	7%
2018	1,324	283,375	30%	102,246,434	28%	11%	12%	5%
2019	729	127,819	13%	60,758,881	16%	6%	8%	2%
2020	261	61,863	7%	26,226,488	7%	2%	4%	1%
2021	97	69,455	7%	17,551,394	5%	4%	1%	0%
After 2021	91	298,810	31%	54,566,506	16%	15%	1%	0%

Portfolio Total	4,271	949,355	100%	$365,211,023	100%	42%	41%	17%

(1)	Represents each agreement with a customer signed as of March 31, 2017 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)

Annualized rent is presented for leases commenced as of March 31, 2017. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(3)

Consists of both customer leases whose original contract terms ended on March 31, 2017 and have yet to commence signed renewals as well as customers whose leases expired prior to March 31, 2017 and have continued on a month-to-month basis.

18 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Largest Customers

As of March 31, 2017, the Company’s portfolio was leased to over 1,100 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of March 31, 2017 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing):

Principal Customer Industry	Product	Number of Locations	Annualized Rent (1)	% of Portfolio Annualized Rent	Weighted Average Remaining Lease Term (Months) (2)
Content & Digital Media	C1	2	$ 48,250,833	13.2%	37
Cloud & IT Services	C1	2	$ 15,301,783	4.2%	85
Cloud & IT Services	C1, C3	3	$ 12,488,656	3.4%	84
Content & Digital Media	C1	1	$ 9,644,400	2.6%	19
Cloud & IT Services	C1	1	$ 8,924,760	2.5%	60
Network	C3	2	$ 8,622,508	2.4%	12
Content & Digital Media	C2, C3	4	$ 8,608,742	2.4%	7
Cloud & IT Services	C2, C3	6	$ 7,773,912	2.1%	8
Cloud & IT Services	C2, C3	6	$ 5,943,404	1.6%	9
Content & Digital Media	C3	2	$ 4,770,138	1.3%	10
Total / Weighted Average			$ 130,329,136	35.7%	40

(1)

Annualized rent is presented for leases commenced as of March 31, 2017. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(2)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of March 31, 2017.

19 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Industry Segmentation

The following table sets forth information relating to the industry segmentation of customers as of March 31, 2017:

The following table sets forth information relating to the industry segmentation of customers as of December 31, 2016:

20 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

 Product Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of March 31, 2017:

Annualized Rent ($) - March 31, 2017

Portfolio Total - $365,211,023
C3 - Cloud and Managed Services, $64,224,007 - 17%
C1 - Enterprise (1), $152,685,413 - 42%
C2 - Colocation, $148,301,603 - 41%
C1 - Enterprise (1)
C2 - Colocation
C3 - Cloud and Managed Services

(1)

As of March 31, 2017, C1 customers renting at least 6,600 square feet represented $130.4 million of annualized C1 MRR, C1 customers renting between 3,300 and 6,599 square feet represented $9.4 million of annualized C1 MRR, and C1 customers renting below 3,300 square feet represented $12.9 million of annualized C1 MRR. As of March 31, 2017, C1 customers’ median used square footage was 4,600 square feet.

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of December 31, 2016:

Annualized Rent ($) - December 31, 2016
Portfolio Total - $370,682,537
C3 - Cloud and Managed Services
$62,898,608 - 17%
C1 - Enterprise (1)
$149,537,893 - 40%
C2 - Colocation
$158,246,036 - 43%
C1 - Enterprise (1)
C2 - Colocation
C3 - Cloud and Managed Services

(1)

As of December 31, 2016, C1 customers renting at least 6,600 square feet represented $124.6 million of annualized C1 MRR, C1 customers renting between 3,300 and 6,599 square feet represented $13.0 million of annualized C1 MRR, and C1 customers renting below 3,300 square feet represented $11.9 million of annualized C1 MRR. As of December 31, 2016, C1 customers’ median used square footage was 4,600 square feet.

21 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(in thousands)

The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average		Outstanding Balance as of:
	Coupon Interest Rate at		March 31,	December 31,
	March 31, 2017	Maturities	2017	2016
Unsecured Credit Facility (1)
Revolving Credit Facility	2.37%	December 17, 2020	$206,000	$139,000
Term Loan I	2.28%	December 17, 2021	300,000	300,000
Term Loan II	2.28%	April 27, 2022	200,000	200,000
Senior Notes (2)	5.88%	August 1, 2022	300,000	300,000
Lenexa Mortgage	4.10%	May 1, 2022	1,906	-
Capital Lease and Lease Financing Obligations	3.62%	2017 - 2025	35,459	38,708
Total	3.38%		$1,043,365	$977,708

(1)	Balances exclude debt issuance costs reflected as liabilities aggregating $3.9 million and $4.1 million at March 31, 2017 and December 31, 2016, respectively.
(2)	Balance excludes the Senior Note discount and debt issuance costs reflected as liabilities aggregating $7.5 million and $7.8 million at March 31, 2017 and December 31, 2016, respectively.

	Outstanding Balance as of:		Outstanding Balance as of:
	March 31,	% of	December 31,	% of
	2017 (1)	total	2016	total
Fixed Rate Debt	$737,365	70.7%	$338,708	34.6%
Floating Rate Debt	306,000	29.3%	639,000	65.4%
	$1,043,365	100.0%	$977,708	100.0%

(1)	Includes all debt that is currently at a fixed rate and pro-forma for $400 million of debt that was swapped to a fixed rate that will become effective January 2, 2018.

Scheduled debt maturities as of March 31, 2017:

Debt instruments	2017	2018	2019	2020	2021	Thereafter	Total
Unsecured Credit Facility (1)	$-	$-	$-	$206,000	$300,000	$200,000	$706,000
Senior Notes (2)	-	-	-	-	-	300,000	300,000
Lenexa Mortgage	48	65	68	71	74	1,580	1,906
Capital Lease and Lease Financing Obligations	9,695	9,370	2,844	2,190	2,388	8,972	35,459
Total	$9,743	$9,435	$2,912	$208,261	$302,462	$510,552	$1,043,365

(1)	Balances exclude debt issuance costs reflected as liabilities aggregating $3.9 million at March 31, 2017.
(2)	Balance excludes the Senior Note discount and debt issuance costs reflected as liabilities aggregating $7.5 million at March 31, 2017.

22 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Interest expense and fees	$9,031	$8,171	$7,885
Amortization of deferred financing costs and bond discount	980	911	877
Capitalized interest (1)	(3,142)	(2,957)	(2,781)
Total interest expense	$6,869	$6,125	$5,981

(1)

The weighted average interest rate for the three months ended March 31, 2017,  December 31, 2016, and March 31, 2016 was 3.90%, 3.90%, and 3.77%, respectively. As of March 31, 2017 and December 31, 2016 our weighted average coupon interest rate was 3.38% and 3.39%, respectively.

23 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) FFO; (2) Operating FFO; (3) Adjusted Operating FFO; (4) MRR; (5) NOI; (6) EBITDA; and (7) Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

C1 – Custom Data Center. Power costs are passed on to customers (metered power); generally 3,000 square feet or more of raised floor; lease term of 5 to 10 years; customers are large corporations, government agencies, and global Internet businesses.

C2 – Colocation. Power overages charged separately; specified kW included in lease; up to 3,000 square feet of raised floor; lease term of up to 3 years; customers are large corporations, small and medium businesses and government agencies.

C3 – Cloud and Managed Services. Power bundled with service; small amounts of space; customers rent managed virtual servers; lease term up to 3 years; customers are large corporations, small and medium businesses and government agencies.

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new redevelopment projects due to changes in the Company’s configuration of C1, C2 and C3 product space.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP.

24 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

FFO, Operating FFO and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

25 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
FFO
Net income	$5,568	$5,481	$6,859
Real estate depreciation and amortization	29,504	28,703	24,869
FFO	35,072	34,184	31,728

Write off of unamortized deferred finance costs	-	193	-
Integration costs	272	1,134	2,053
Transaction costs	64	387	34
Tax benefit associated with transaction and integration costs	-	(525)	(748)
Operating FFO *	35,408	35,373	33,067

Maintenance Capex	(796)	(2,613)	(335)
Leasing commissions paid	(4,169)	(5,154)	(5,807)
Amortization of deferred financing costs and bond discount	980	912	877
Non real estate depreciation and amortization	4,443	4,390	3,770
Straight line rent revenue and expense and other	(1,127)	(984)	(1,610)
Tax benefit from operating results	(1,521)	(181)	(1,857)
Equity-based compensation expense	3,082	2,697	2,050
Adjusted Operating FFO *	$36,300	$34,440	$30,155

Fully diluted weighted average shares	55,620	55,572	48,974
Operating FFO per share	$0.64	$0.64	$0.68

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

Monthly Recurring Revenue (MRR)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

26 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Recognized MRR in the period
Total period revenues (GAAP basis)	$105,964	$105,443	$94,768
Less: Total period recoveries	(8,361)	(8,965)	(5,435)
Total period deferred setup fees	(2,616)	(2,636)	(1,903)
Total period straight line rent and other	(3,118)	(2,867)	(4,268)
Recognized MRR in the period	91,869	90,975	83,162

MRR at period end
Total period revenues (GAAP basis)	$105,964	$105,443	$94,768
Less: Total revenues excluding last month	(70,939)	(69,465)	(63,020)
Total revenues for last month of period	35,025	35,978	31,748
Less: Last month recoveries	(2,760)	(3,247)	(1,876)
Last month deferred setup fees	(898)	(968)	(676)
Last month straight line rent and other	(933)	(873)	(1,716)
MRR at period end	$30,434	$30,890	$27,480

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company calculates EBITDA as net income (loss) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. Management believes that EBITDA is useful to investors in evaluating and facilitating comparisons of the Company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which it refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

Management uses EBITDA and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDA and Adjusted EBITDA may not be comparable to others. EBITDA and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

27 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
EBITDA and Adjusted EBITDA
Net income	$5,568	$5,481	$6,859
Interest expense	6,869	6,125	5,981
Interest income	(1)	-	-
Tax benefit of taxable REIT subsidiaries	(1,521)	(707)	(2,605)
Depreciation and amortization	33,948	33,093	28,639
EBITDA	44,863	43,992	38,874

Write off of unamortized deferred finance costs	-	194	-
Equity-based compensation expense	3,082	2,697	2,050
Integration costs	272	1,134	2,053
Transaction costs	64	387	34
Adjusted EBITDA	$48,281	$48,404	$43,011

28 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP. A reconciliation of net income (loss) to NOI is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Net Operating Income (NOI)
Net income	$5,568	$5,481	$6,859
Interest expense	6,869	6,125	5,981
Interest income	(1)	-	-
Depreciation and amortization	33,948	33,093	28,639
Write off of unamortized deferred finance costs	-	194	-
Tax benefit of taxable REIT subsidiaries	(1,521)	(707)	(2,605)
Integration costs	272	1,134	2,053
Transaction costs	64	387	34
General and administrative expenses	22,197	21,450	20,286
NOI (1)	$67,396	$67,157	$61,247
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,511	$20,187	$19,972
Atlanta-Suwanee data center	11,958	11,937	11,500
Leased data centers (2)	9,010	10,381	11,809
Richmond data center	8,230	8,324	6,602
Irving data center	6,440	4,952	2,624
Santa Clara data center	3,279	3,325	3,764
Piscataway data center	2,403	2,871	-
Princeton data center	2,399	2,364	2,356
Sacramento data center	1,837	1,892	1,922
Chicago data center	647	324	-
Fort Worth data center	106	3	-
Other facilities (3)	576	597	698
NOI (1)	$67,396	$67,157	$61,247

(1)

Includes facility level G&A allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.2 million, $5.3 million and $5.0 million for the three month periods ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

(2)

Includes 13 facilities. All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased data centers” line item.

(3)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other facilities” line item.

29 QTS Q1 Earnings 2017	Contact: IR@qtsdatacenters.com